Exhibit 99.1

Virgin Galactic Appoints Henio Arcangeli, Jr. to Board of Directors and Announces Dr. Wanda Austin’s Retirement

Seasoned Manufacturing Executive Brings Decades of Business Experience Across Sectors to New Role

ORANGE COUNTY, Calif. – August 24, 2023 – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (the “Company” or “Virgin Galactic”) today announced the appointment of Henio Arcangeli, Jr. to Virgin Galactic’s Board of Directors. Arcangeli is a seasoned consumer and industrial manufacturing executive with more than 20 years of experience leading businesses across the automotive, electronics, and industrial sectors.

Michael Colglazier, Chief Executive Officer of Virgin Galactic, said: “We are incredibly pleased to welcome Henio as the newest member of our Board. His proven business prowess gained from decades of experience helping lead global manufacturers will serve Virgin Galactic well as we ramp up the production of our Delta Class fleet and scale our business.”

Arcangeli said: “It is an honor to join the Board of such a visionary, pioneering company. The Virgin Galactic team’s achievements in developing a revolutionary spaceflight system and launching the world’s first commercial spaceline are nothing short of amazing and inspiring, and I am truly excited for what lies ahead.”

Additionally, on August 24, 2023, director Dr. Wanda Austin notified the Board and the Company that she is retiring from the Board, effective immediately.

Colglazier said: “Wanda has shared her incredibly valuable insight, wisdom, and expertise since joining as one of Virgin Galactic’s founding Board members. Her expert counsel throughout key milestones in the Company’s growth has benefited the Company and the Board, and we share our heartfelt thanks for all of her service.”

Virgin Galactic’s Board of Directors collectively bring significant experience in aerospace, manufacturing, safety, risk oversight, supply-chain management, sustainability, and finance.

About Henio Arcangeli, Jr.

Mr. Arcangeli, 60, most recently served as Senior Vice President of the Automobile Division of American Honda Motor Co., Inc., where he oversaw the Honda and Acura brands within the Automobile Division, from 2017 to 2020. Prior to American Honda, from 2014 to 2016, Mr. Arcangeli was President of Yanmar North America, a global manufacturer of diversified industrial and consumer products. Prior to that, Mr. Arcangeli served as a senior executive with Yamaha Motor Corporation USA for eight years, including serving as President of the Motorsports Group Company. From 2002 to 2006, he was an executive at Pioneer Electronics (USA), including serving as President & Chief Operating Officer of the Strategic Business Services Group. Earlier, he held senior roles at Thermador Corporation, as well as General Electric Company.

Mr. Arcangeli currently serves as an Advisor to Ouster, Inc. and ICON Aircraft Company, is a member of the Board of Trustees and past Chairman of Kettering University, is a member of the Board of Directors for the Long Beach Rescue Mission, and Chairman of the Long Beach Rescue Mission Foundation. Mr. Arcangeli holds a bachelor’s degree in mechanical engineering from the General Motors Institute (now Kettering University), a master of engineering (mechanical) from Cornell University and a master in business administration from Stanford Graduate School of Business.

About Virgin Galactic Holdings

Virgin Galactic is an aerospace and space travel company, pioneering human spaceflight for private individuals and researchers with its advanced air and space vehicles. It has developed a spaceflight system designed to connect the world to the love, wonder and awe created by space travel and to offer customers a transformative experience. You can find more information at https://www.virgingalactic.com/.

For media inquiries:

Aleanna Crane - Vice President Communications

news@virgingalactic.com

575-800-4422

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Eric Cerny - Vice President Investor Relations

vg-ir@virgingalactic.com

949-774-7637